Exhibit 2.1

Execution Version

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 2, dated as of December 9, 2025 (this “Amendment”), to the Agreement and Plan of Merger, dated as of August 4, 2025 (the “Initial Agreement”), as amended, is by and among Alcon Research, LLC, a Delaware limited liability company (“Parent”), Rascasse Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), and STAAR Surgical Company, a Delaware corporation (the “Company”). Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, on August 4, 2025, the parties entered into the Initial Agreement, pursuant to which, among other things, and subject to the terms and conditions therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned direct subsidiary of Parent;

WHEREAS, on November 7, 2025, the parties entered into Amendment No. 1 to the Initial Agreement (the Initial Agreement, as amended, the “Agreement”); and

WHEREAS, pursuant to and in accordance with Section 9.1 of the Agreement, the Parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. The Agreement is hereby amended as follows:

(a) Recital (A) of the Agreement is hereby amended and restated as follows:

“Parent desires to acquire the Company through a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Company Common Stock (the “Shares”) as of the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive $30.75 per Share, in cash, without interest (the “Merger Consideration”), and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.”

(b) Section 1.6(c) of the Agreement is hereby amended and restated as follows:

“At the Effective Time, each then outstanding Company RSU Award (whether or not then vested) that was granted prior to the date hereof or that is held by a non-employee member of the Board of Directors shall be assumed and converted into a restricted stock unit award in respect of a number of shares of Ultimate Parent Ordinary Shares (each, as so converted and adjusted as follows, an “Adjusted RSU Award”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU Award as of immediately prior to the Effective Time by (ii) the quotient of (A) the Merger Consideration divided by (B) the volume-weighted average price of an Ultimate Parent Ordinary Share on the New York Stock Exchange for the five consecutive trading days ending on (and including) the last trading day prior to the Closing Date as reported by Bloomberg, L.P. (such quotient, the “Exchange Ratio”), with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU Award (including any “double trigger” vesting protections), as applicable, under the Company Equity Plan and the applicable award agreement, including vesting terms, as of immediately prior to the Effective Time; provided that each Adjusted RSU Award held by a non-employee member of the Board of Directors as of immediately prior to the Effective Time shall be fully vested as of the Effective Time.”

(c) Section 1.6(d) of the Agreement is hereby amended and restated as follows:

“At the Effective Time, each then outstanding Company PSU Award (whether or not then vested) shall be assumed and converted into a restricted stock unit award in respect of a number of shares of Ultimate Parent Ordinary Shares (each, as so converted and adjusted as follows, an “Adjusted PSU Award”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company PSU Award as of immediately prior to the Effective Time assuming that the performance goals were achieved at the target level of performance by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted PSU Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company PSU Award or (including any “double trigger” vesting protections), as applicable, under the Company Equity Plan and the applicable award agreement, including vesting terms, as of immediately prior to the Effective Time (it being understood that, for clarity, the Adjusted PSU Award shall be deemed earned at the Effective Time, such that in accordance with the terms of the award, 50% of the Adjusted PSU Award shall become vested on the 15th day of the second month following the quarter in which the Closing Date occurs (the “Adjusted Award Vesting Date”) and, without limiting any “double trigger” vesting protections, the remaining 50% shall become vested on the first anniversary of the Adjusted Award Vesting Date subject to continued service through such anniversary), except that the Adjusted PSU Award shall no longer be subject to any performance-based vesting conditions.”

(d) Exhibit A of the Agreement is hereby amended by adding references to the definitions of “Adjusted RSU Award”, “Adjusted PSU Award”, “Adjusted Award Vesting Date”, “Exchange Ratio” and the corresponding sections.

(e) The following definition is added to Exhibit A of the Agreement:

“Ultimate Parent Ordinary Shares. “Ultimate Parent Ordinary Shares” means the ordinary shares, nominal value CHF 0.04 per share, of Ultimate Parent.”

(f) Item 12 under “Employee/Benefits Related Interim Operating Covenant Exceptions” in Section 5.2(a)-(b) of the Company Disclosure Schedule is amended by deleting clause (ii) of the second sentence thereof and replacing it with the following language:

“; provided that, for the avoidance of doubt, the Company may not provide any gross-ups or other tax indemnification arrangements for any Taxes incurred under Section 4999 of the Code.”

2. References to and Effect on the Agreement. On and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and all documents delivered in connection with the Agreement shall mean and be a reference to the Agreement as amended hereby. Each reference in the Agreement to “the date hereof,” “the date of this Agreement,” or words of like import shall mean and be a reference to August 4, 2025. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms, and the Agreement, as amended hereby, is hereby confirmed and ratified in all respects. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties under the Agreement or any of the documents delivered in connection with the Agreement.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Amendment. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

4. Governing Law. This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment, shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflicts of law thereof.

5. Adoption by Merger Sub. Immediately following the execution of this Amendment, Parent, as the sole stockholder of Merger Sub, shall adopt the Agreement, this Amendment and the Transactions, including the Merger.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Agreement and Plan of Merger effective as of the date first above written.

Alcon Research, LLC

By:	/s/ David Endicott
Name:	David Endicott
Title:	Chief Executive Officer and President

Rascasse Merger Sub, Inc.

By:	/s/ David Endicott
Name:	David Endicott
Title:	Chief Executive Officer and President

STAAR Surgical Company

By:	/s/ Stephen C. Farrell
Name:	Stephen C. Farrell
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]